                                                                                                              Exhibit  12.1


                                                    ALABAMA POWER COMPANY
                                Computation of ratio of earnings to fixed charges for the
                                        five years ended December 31, 2002
                                                                                                                     Months
                                                                                                                     Ended
                                                                                                                  December 31,
                                                              1998         1999         2000         2001             2002
                                                              ----         ----         ----         ----             ----





EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Earnings Before Income Taxes                          $  612,521  $   659,745   $  698,802   $   652,468      $     770,194
  Interest expense, net of amounts capitalized             261,505      219,150      237,872       247,788            226,732
  Distributions on preferred securities of subsidiary       22,354       24,662       25,549        24,775             24,599
  AFUDC - Debt funds                                         4,664       11,010       20,197         9,569              6,854
         Earnings as defined                            $  901,044  $   914,567   $  982,420   $   934,600      $   1,028,379
FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $  194,559  $   193,968   $  222,530   $   220,627      $     208,148
   Interest on affiliated loans                                                                                           845
   Interest on interim  obligations                         11,012        9,865       10,759        14,638              1,160
   Amort of debt disc, premium  and expense, net            42,506       11,171       11,668        11,740             12,857
  Other interest  charges                                   18,091       15,157       13,112        10,354             10,577
  Distributions on preferred securities of subsidiary       22,354       24,662       25,549        24,775             24,599
         Fixed charges as defined                       $  288,522  $   254,823   $  283,618   $   282,134      $     258,186
                                                        ==========  ===========   ==========   ===========      =============
RATIO OF EARNINGS TO FIXED CHARGES                           3.12         3.59         3.46           3.31               3.98
                                                            =====         ====        =====          =====              =====


Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern
        Electric  Generating  Company.